Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

COMMENCEMENT OF TENDER OFFER

FOR 5.125% SENIOR SECURED NOTES DUE 2018

FRANKLIN, Tenn. (March 2, 2017) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has commenced a cash tender offer for any and all of its outstanding 5.125% Senior Secured Notes due 2018 (the “2018 Notes”) on the terms and subject to the conditions set forth in the Issuer’s Offer to Purchase dated March 2, 2017 and the accompanying Letter of Transmittal dated March 2, 2017.

The tender offer will expire at 11:59 p.m., New York City time, on March 29, 2017 (the “Expiration Time”), unless extended or earlier terminated by the Issuer. The Issuer reserves the right to amend, extend or terminate the tender offer at any time subject to applicable law.

Certain information regarding the 2018 Notes and the terms of the tender offer is summarized in the table below.

CUSIP No.	Title of Security	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration[1]	Early Tender Premium[1]	Total Tender Offer Consideration[1]
12543D AR1	5.125% Senior Secured Notes due 2018	$700,000,000	$984.25	$30.00	$1,014.25
(1)	Per $1,000 principal amount of 2018 Notes accepted for purchase.

Each holder who validly tenders, and does not validly withdraw, its 2018 Notes on or prior to 5:00 p.m., New York City time, on March 15, 2017, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) will be entitled to an early tender premium, which is included in the total tender offer consideration above, of $30.00 for each $1,000 principal amount of 2018 Notes validly tendered by such holder if such 2018 Notes are accepted for purchase pursuant to the tender offer.

Holders validly tendering, and not validly withdrawing, 2018 Notes after the Early Tender Deadline and on or before the Expiration Time will be eligible to receive only the late tender offer consideration, which represents the total tender offer consideration less the early tender premium. In addition, holders whose 2018 Notes are accepted for payment in the tender offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable payment date for their 2018 Notes purchased pursuant to the tender offer. 2018 Notes tendered prior to 5:00 p.m., New York City time, on March 15, 2017 (the “Withdrawal Deadline”) may be withdrawn at any time prior to the Withdrawal Deadline. 2018 Notes tendered after the Withdrawal Deadline may not be withdrawn.

At any time after the Early Tender Deadline and prior to the Expiration Time (such time, the “Early Acceptance Time”), the Issuer may elect to accept for purchase 2018 Notes tendered prior to such Early Acceptance Time on the terms and subject to the conditions of the tender offer. Payment for any 2018 Notes so accepted will be made promptly after the Early Acceptance Time, which is currently expected to occur on March 16, 2017, subject to the satisfaction or waiver of the conditions to the tender offer.

The Issuer’s obligation to accept for purchase, and to pay for, 2018 Notes validly tendered and not validly withdrawn pursuant to the tender offer is subject to the satisfaction or waiver of certain conditions described in the tender offer documents. The Issuer intends to finance the purchase of the 2018 Notes in the tender offer and pay related fees and expenses from the proceeds of a new debt financing or financings. The complete terms and conditions of the tender offer are set forth in the tender offer documents that are being sent to holders of 2018 Notes. Holders of 2018 Notes are urged to read the tender offer documents carefully.

-MORE-

CYH Announces Commencement of Tender Offer for 5.125% Senior Secured Notes Due 2018

March 2, 2017

The Issuer has retained Credit Suisse Securities (USA) LLC, BofA Merrill Lynch and J.P. Morgan Securities LLC to act as dealer managers in connection with the tender offer. Questions about the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the tender offer, at (888) 886-4425 (toll free) or (212) 269-5550 (collect) or email chs@dfking.com.

The tender offer is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the 2018 Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any 2018 Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No recommendation is made as to whether holders of the 2018 Notes should tender their 2018 Notes.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 158 affiliated hospitals in 22 states with an aggregate of approximately 26,000 licensed beds.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this press release regarding the proposed transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

W. Larry Cash, 615-465-7000

President of Financial Services and Chief Financial Officer

or

Ross W. Comeaux, 615-465-7012

Senior Director – Investor Relations

Media Contact:

Tomi Galin, 615-628-6607

Senior Vice President, Corporate Communications, Marketing and Public Affairs

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